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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
MDwerks, Inc.

We hereby consent to the use in Amendment No 2 to Form SB-2 our report dated January 25, 2006, except for the second paragraph in Note 10 to the consolidated financial statements, as to which the date is February 1, 2006 and the third paragraph of Note 10 to the consolidated financial statements, as to which the date is February 13, 2006 on the consolidated financial statements of MDwerks, Inc. and Subsidiaries as of December 31, 2005 and for each of the two years in the period ended December 31, 2005.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

June 21, 2006